Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust

We consent to the use of our report dated February 17, 2015 with respect to AST T. Rowe Price Equity Income Portfolio and AST Goldman Sachs Large-Cap Value Portfolio, each a series of the Advanced Series Trust, incorporated by reference herein and to the reference to our firm under the heading “Financial Highlights.”

New York, New York

July 10, 2015